Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports First Quarter 2017 Financial Results; Meets Commitments; Reaffirms 2017 Guidance

First Quarter 2017 Results and Highlights

•	Revenue of $1.7 billion on record deliveries

•	Earnings per share (EPS) of $1.17

•	Cash from operations of $112 million, up 19% y/y; Free cash flow* of $71 million, up 65% y/y

•	Repurchased 1.4 million shares for $81.5 million

•	Paid first-ever quarterly cash dividends of $0.10 per share, or $12 million

Wichita, Kan., May 3, 2017 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2017 financial results driven by strong operating performance.

Table 1. Summary Financial Results (unaudited)
	First Quarter
($ in millions, except per share data)	2017	2016	Change
Revenue	$1,694	$1,682	1%
Operating Income	$214	$267	(20%)
Operating Income as a % of Revenue	12.6%	15.9%	(330) BPS
Net Income	$142	$172	(17%)
Net Income as a % of Revenue	8.4%	10.2%	(180) BPS
Earnings Per Share (Fully Diluted)	$1.17	$1.29	(9%)
Fully Diluted Weighted Avg Share Count	120.7	132.7

Total Change in Estimate	$5	$47	($42)
EPS Impact of Change in Estimate**	$0.03	$0.22	($0.19)
**Diluted per share based upon statutory rates
“We are on track to ramp up the production rate on the Boeing 737 program from 42 airplanes per month to 47 per month before the end of the second quarter and increase the A350 production rate to 10 per month by 2018,” Spirit President and CEO Tom Gentile said.
Revenue
    Spirit’s first quarter 2017 revenue was $1.7 billion, up by 1 percent compared to the same period of 2016, primarily driven by higher production deliveries on the Airbus A350 XWB, partially offset by lower production deliveries on the Boeing 777 program. (Table 1)

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit’s backlog at the end of the first quarter of 2017 was approximately $46 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings

Operating income for the first quarter of 2017 was $214 million, compared to $267 million in the same period of 2016, primarily due to higher favorable changes in estimates recognized during the first quarter of 2016, which were $42 million higher when compared to those recognized in the current period. First quarter reported EPS was $1.17, compared to $1.29 EPS in the same period of 2016. The EPS impact from favorable changes in estimates was $0.19 per share more in the first quarter of 2016 than in the current period, based upon the statutory tax rate. (Table 1)
Cash
Adjusted free cash flow* in the first quarter of 2017 was $71 million, compared to $0 million (adjusted to remove the impact of the 787 interim pricing agreement) in the same quarter last year. (Table 2)
Cash balance at the end of the quarter was $672 million. The company’s $650 million revolving credit facility remained undrawn at the end of the quarter.
“In the first quarter we executed on our current share repurchase authorization of up to $600 million by deploying $81.5 million toward the repurchase of 1.4 million shares. Also, after paying our first quarterly dividend of $12 million in January, our board of directors declared another quarterly cash dividend of $0.10 per share,” Gentile added.

Table 2. Cash Flow and Liquidity (unaudited)
	1st Quarter
($ in millions)	2017	2016
Cash from Operations	$112	$94
Purchases of Property, Plant & Equipment	($41)	($51)
Free Cash Flow*	$71	$43
Adjusted Free Cash Flow*	$71	$0

Liquidity	March 30, 2017	December 31, 2016
Cash	$672	$698
Total Debt	$1,091	$1,087

* Non-GAAP financial measure, see Appendix for reconciliation

“In addition, we started expanding our fabrication business and initiating work packages in order to leverage our internal capabilities, open capacity, and cost structure. In line with this new strategy, we made major investments in our McAlester, Oklahoma facility, and added three- and four-axis machines to establish a Machining Center-of-Excellence at that site,” Gentile concluded.

Financial Outlook and Risk to Future Financial Results

Table 3. Financial Outlook Unchanged May 3, 2017	2017 Guidance

Revenue	$6.8 - $6.9 billion
Earnings Per Share (Fully Diluted)	$4.60 - $4.85
Effective Tax Rate	31 - 32%
Free Cash Flow*	$450 - $500 million

Risks to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release.

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the first quarter of 2017 increased by 5 percent from the same period last year to $917 million, primarily due to higher production deliveries on the Airbus A350 XWB and increased defense-related activity, partially offset by lower production deliveries on the Boeing 737 and 777 programs. Operating margin for the first quarter of 2017 decreased to 16.4 percent, compared to 20.3 percent during the same period of 2016, primarily due to increased revenue from lower-margin programs and lower production deliveries on the Boeing 737 and 777 programs. In the first quarter of 2017, the company recorded pretax ($0.2) million of unfavorable cumulative catch-up adjustments and net forward losses of ($5.9) million, primarily on the Airbus A350 XWB program.

Propulsion Systems
Propulsion Systems segment revenue in the first quarter of 2017 decreased 7 percent from the same period last year to $406 million, primarily driven by lower production deliveries on the Boeing 777 program. Operating margin for the first quarter of 2017 was 18.1 percent compared to 22.6 percent during the same period of 2016. Year-over-year change was primarily driven by favorable changes in estimates recognized in the first quarter of 2016 and lower margins recognized on Boeing programs, mainly the 777. In the first quarter of 2017, the segment recorded pretax $1.5 million of favorable cumulative catch-up adjustments on mature programs.

Wing Systems
Wing Systems segment revenue in the first quarter of 2017 increased by 2 percent from the same period last year to $369 million, primarily due to higher production deliveries on the Airbus A350 XWB, as well as higher revenue recognized on the Boeing 787 program which had comparable reductions in revenue within the propulsion segment. These increases to revenue were partially offset by lower production deliveries on the Boeing 747 and 777 programs as well as the impact from foreign currency fluctuations on the Airbus A320 program. Operating margin for the first quarter of 2017 decreased slightly to 15.9 percent, compared to 16.3 percent during the same period of 2016, primarily due to favorable changes in estimates recognized in the first quarter of 2016, partially offset by higher margins recognized on Airbus A350 XWB wing-related activity. In the first quarter of 2017, the segment recorded pretax $8.0 million of favorable cumulative catch-up adjustments primarily on the Airbus A350 XWB program and favorable changes in estimates on forward loss programs of $1.8 million.

Table 4. Segment Reporting (unaudited)
	First Quarter
($ in millions)	2017	2016	Change
Segment Revenue
Fuselage Systems (1)	$916.9	$875.8	4.7%
Propulsion Systems	406.3	438.6	(7.4%)
Wing Systems	369.0	360.5	2.4%
All Other (1)	1.9	6.7
Total Segment Revenue	$1,694.1	$1,681.6	0.7%
Segment Earnings from Operations
Fuselage Systems (1)	$150.4	$177.7	(15.4%)
Propulsion Systems	73.7	99.1	(25.6%)
Wing Systems	58.5	58.8	(0.5%)
All Other (1)	(0.1)	1.5
Total Segment Operating Earnings	$282.5	$337.1	(16.2%)
Unallocated Expense
Corporate SG&A	($51.9)	($50.0)	(3.8%)
Impact of Severe Weather Event	(10.8)	—
Research & Development	(5.0)	(6.1)	18.0%
Cost of Sales	(1.2)	(14.5)	91.7%
Total Earnings from Operations	$213.6	$266.5	(19.8%)
Segment Operating Earnings as % of Revenue
Fuselage Systems	16.4%	20.3%	(390) BPS
Propulsion Systems	18.1%	22.6%	(450) BPS
Wing Systems	15.9%	16.3%	(40) BPS
All Other	(5.3%)	22.4%
Total Segment Operating Earnings as % of Revenue	16.7%	20.0%	(330) BPS

Total Operating Earnings as % of Revenue	12.6%	15.8%	(320) BPS

(1) Includes a reclassification of $2.0 million of revenue and $0.4 million of operating income from the Other segment to the Fuselage segment for the three months ended March 31, 2016.

Contact information:
Investor Relations: Ghassan Awwad (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs, and the related recurring production; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 6) customer cancellations or deferrals as a result of global economic uncertainty; 7) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 8) the success and timely execution of key milestones such as receipt of necessary regulatory approvals and customer adherence to their announced schedules; 9) our ability to successfully negotiate future pricing under our supply agreements with Boeing and our other customers; 10) our ability to enter into profitable supply arrangements with additional customers; 11) the ability of all parties to satisfy their performance requirements under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 12) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes or acts of terrorism; 13) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 14) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 15) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 16) our ability to borrow additional funds or refinance debt; 17) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 18) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 19) the effect of potential changes in tax law, such as those outlined in recent proposals on U.S. tax reform; 20) any reduction in our credit ratings; 21) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 22) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 23) spending by the U.S. and other governments on defense; 24) the possibility that our cash flows and borrowing facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 25) our exposure under our existing senior revolving credit facility to higher interest payments should interest rates increase substantially; 26) the effectiveness of any interest rate hedging programs; 27) the effectiveness of our internal control over financial reporting; 28) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; and 29) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	1st Quarter
	2017	2016
B737	126	130
B747	1	3
B767	6	6
B777	21	26
B787	32	33
Total Boeing	186	198

A320 Family	154	147
A330/340	20	16
A350	24	14
A380	4	7
Total Airbus	202	184

Business/Regional Jets	22	15

Total	410	397

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 30, 2017	March 31, 2016
	($ in millions, except per share data)
Net revenues	$1,694.1	$1,681.6
Operating costs and expenses:
Cost of sales	1,412.8	1,359.0
Selling, general and administrative	51.9	50.0
Impact of severe weather event	10.8	—
Research and development	5.0	6.1
Total operating costs and expenses	1,480.5	1,415.1
Operating income	213.6	266.5
Interest expense and financing fee amortization	(9.5)	(11.4)
Other income (expense), net	1.5	(2.2)
Income before income taxes and equity in net income of affiliate	205.6	252.9
Income tax provision	(64.0)	(81.9)
Income before equity in net income of affiliate	141.6	171.0
Equity in net income of affiliate	0.1	0.6
Net income	$141.7	$171.6

Earnings per share
Basic	$1.19	$1.30
Shares	119.5	131.6

Diluted	$1.17	$1.29
Shares	120.7	132.7

Dividends declared per common share	$0.10	—

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 30, 2017	December 31, 2016
	($ in millions)
Current assets
Cash and cash equivalents	$672.2	$697.7
Restricted cash	5.5	—
Accounts receivable, net	824.1	660.5
Inventory, net	1,473.0	1,515.3
Other current assets	28.8	36.9
Total current assets	3,003.6	2,910.4
Property, plant and equipment, net	1,986.3	1,991.6
Pension assets	290.9	282.3
Other assets	193.9	220.9
Total assets	$5,474.7	$5,405.2
Current liabilities
Accounts payable	$691.6	$579.7
Accrued expenses	212.6	216.2
Profit sharing	20.9	101.4
Current portion of long-term debt	26.8	26.7
Advance payments, short-term	183.0	199.3
Deferred revenue and other deferred credits, short-term	320.5	312.1
Deferred grant income liability - current	19.9	14.4
Other current liabilities	131.8	94.4
Total current liabilities	1,607.1	1,544.2
Long-term debt	1,063.9	1,060.0
Advance payments, long-term	305.8	342.0
Pension/OPEB obligation	42.6	43.9
Deferred revenue and other deferred credits	131.6	146.8
Deferred grant income liability - non-current	54.0	63.4
Other liabilities	284.8	276.1
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 120,637,294 and 121,642,556 shares issued and outstanding, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, zero shares issued and outstanding each period	—	—
Additional paid-in capital	1,082.8	1,078.9
Accumulated other comprehensive loss	(182.9)	(186.9)
Retained earnings	2,243.7	2,113.9
Treasury stock, at cost (25,343,469 and 23,936,092 shares, respectively)	(1,160.4)	(1,078.8)
Total shareholders’ equity	1,984.4	1,928.3
Noncontrolling interest	0.5	0.5
Total equity	1,984.9	1,928.8
Total liabilities and equity	$5,474.7	$5,405.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	March 30, 2017	March 31, 2016
	($ in millions)
Operating activities
Net income	$141.7	$171.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	52.5	49.4
Amortization of deferred financing fees	0.8	1.1
Accretion of customer supply agreement	2.9	1.0
Employee stock compensation expense	8.0	5.3
Excess tax benefits from share-based payment arrangements	—	(0.3)
Loss from foreign currency transactions	0.5	4.6
Loss on disposition of assets	—	2.5
Deferred taxes	24.5	24.1
Pension and other post-retirement benefits, net	(8.7)	7.0
Grant liability amortization	(4.1)	(2.7)
Equity in net income of affiliate	(0.1)	(0.6)
Changes in assets and liabilities
Accounts receivable, net	(163.6)	(148.6)
Inventory, net	46.1	(50.6)
Accounts payable and accrued liabilities	113.2	19.9
Profit sharing/deferred compensation	(80.5)	(43.1)
Advance payments	(52.5)	(40.3)
Income taxes receivable/payable	39.4	58.2
Deferred revenue and other deferred credits	(6.3)	29.9
Other	(2.1)	5.4
Net cash provided by operating activities	$111.7	$93.8
Investing activities
Purchase of property, plant and equipment	(40.6)	(50.4)
Net cash used in investing activities	($40.6)	($50.4)
Financing activities
Principal payments of debt	(0.8)	(7.5)
Taxes paid related to net share settlement awards	(4.1)	(2.9)
Excess tax benefits from share-based payment arrangements	—	0.2
Debt issuance and financing costs	(1.0)	—
Net proceeds from financings under the New Market Tax Incentive Program	7.6	—
Purchase of treasury stock	(81.5)	(165.2)
Change in restricted cash	(5.5)	—
Dividends paid	(12.0)	—
Net cash used in financing activities	($97.3)	($175.4)
Effect of exchange rate changes on cash and cash equivalents	0.7	(2.4)
Net decrease in cash and cash equivalents for the period	($25.5)	($134.4)
Cash and cash equivalents, beginning of the period	697.7	957.3
Cash and cash equivalents, end of the period	$672.2	$822.9

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Free cash flow is defined as GAAP net cash provided by operating activities (cash flow from operations), less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity.

Management considers special items, which may include termination charges, settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items.

The table below provides reconciliations between the GAAP and non-GAAP measures.

Free Cash Flow
($ in millions)

	First Quarter		Guidance
	2017	2016	2017
Cash Provided by Operating Activities	$112	$94	$700 - $800
Capital Expenditures	(41)	(51)	(250 - 300)
Free Cash Flow	$71	$43	$450 - $500
Cash Received under 787 Interim Pricing Agreement	—	(43)

Adjusted Free Cash Flow	$71	$0	$450 - $500